Exhibit 99.1

June 11, 2015

Solitario and Ely Gold Enter into Agreement to Sell their Interests in the Mt. Hamilton Gold Project for Total Consideration of US$30 Million

Denver, Colorado: Solitario Exploration & Royalty Corp. (NYSE MKT: XPL; TSX: SLR) (“Solitario”) and Ely Gold & Minerals Inc. (TSX.V: ELY) (“Ely Gold”, and together with Solitario, the “Sellers”) are pleased to announce that they have entered into a definitive agreement (the “Agreement”) to sell their combined interests in the Mt. Hamilton gold project (“Mt. Hamilton”) to Waterton Nevada Splitter, LLC, a wholly-owned subsidiary of Waterton Precious Metals Fund II Cayman, LP (collectively, “Waterton”), for total cash proceeds of US$30 million (the “Transaction”).

Solitario will sell its 80% interest in Mt. Hamilton LLC (“MH-LLC”), a limited liability company which holds 100% of the Mt. Hamilton project assets, and DHI Minerals (U.S.) Ltd., Ely Gold’s wholly-owned U.S. subsidiary, will sell its 20% interest in MH-LLC. As a result, on closing Solitario will receive cash proceeds of US$24 million and Ely Gold will receive cash proceeds of US$6 million.

Transaction Structure and Details

The Transaction is structured as the sale of the Sellers’ membership interests in MH-LLC. Completion of the Transaction is subject to customary closing conditions, including regulatory approvals and affirmative votes of the holders of a majority of Solitario’s outstanding shares of common stock and 66 ⅔% of the votes cast by Ely Gold shareholders in respect of the Transaction. Shareholder meetings for both Solitario and Ely Gold are expected to be held in Q3 2015, with the closing of the Transaction soon thereafter.

In addition, Waterton has committed to provide Solitario, at Solitario’s request, with a standby debt facility (the “Standby Debt Facility”) necessary to repay Solitario’s outstanding US$5 million corporate credit facility with RMB Australia Holdings Limited (“RMB”) due on August 21, 2015. The Standby Debt Facility will be secured by Solitario’s interest in MH-LLC as well as other corporate assets, have a six-month term and earn interest at 8% per annum. Waterton will also be entitled to a 2% structuring fee should Solitario exercise its right to enter into the Standby Debt Facility.

Solitario and Ely Gold’s Board of Directors have each determined that the proposed transaction is in the best interest of their respective shareholders, unanimously approved the Transaction and recommend that their shareholders vote in favor of the Transaction.

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As further defined in the Agreement, the Sellers will pay a break fee of $900,000 to Waterton in the event (i) the Sellers accept a Superior Proposal; (ii) there is a material breach in a representation or warranty or (iii) the transaction does not close prior to October 1, 2015, subject to certain extension periods. In the event the shareholders of either Solitario or Ely Gold do not approve the Transaction, Waterton is entitled to an expense re-imbursement fee of $450,000. On closing of the Transaction, Ely Gold will pay a C$200,000 fee to Maxit Capital LP for its services in connection with the Transaction.

Chris Herald, President and CEO of Solitario, stated: “We are pleased to have successfully progressed Mt. Hamilton through feasibility and permitting, and believe that Waterton is well positioned to see the project through the next phase of its development. It is extremely exciting for Solitario to be able to monetize its Mt. Hamilton asset during exceedingly difficult market conditions. Upon closing the Transaction, Solitario will have a very strong balance sheet to focus towards new potential opportunities. Perhaps more importantly we will now be able to highlight our fully-carried to production interest in the high-grade Bongará zinc project being advanced by Compañía Minera Milpo S.A.A. (“Milpo”), our Peruvian partner. In total, approximately US$60 million has been invested in exploration and development on the Bongará project to date and we look forward to ongoing success as Milpo progresses the asset through pre-feasibility during 2015.”

Trey Wasser, President and CEO of Ely Gold, stated: “We are pleased to have reached this agreement with Waterton, representing a successful conclusion to nearly eight years of development work on the Mt. Hamilton project. Solitario has proven to be an excellent joint venture partner. We wish to thank them for their hard work and perseverance in some very difficult markets. This sale will provide Ely with the capital to focus on advancing our 100% owned Green Springs project, located just seven miles south of Mt. Hamilton. Green Springs is fully permitted for exploration and we expect to begin a drill program late this summer.”

Isser Elishis, Managing Partner and Chief Investment Officer of Waterton’s investment adviser, said, “We are pleased to have reached an agreement with the boards of each of Solitario and Ely Gold to purchase the Mt. Hamilton project.  Waterton would like to thank the management teams of each Seller for progressing this transaction to signing in an expeditious manner, and we look forward to closing this transaction promptly upon the receipt of all shareholder and customary regulatory approvals.  The acquisition of the Mt. Hamilton project will add another key development asset to Waterton’s growing portfolio of high-quality Nevada assets.”

Agreement on Standby Debt Facility

Solitario and Ely Gold have negotiated an arm’s length agreement (the “Consent Agreement”) pursuant to which Ely Gold has agreed to provide its consent (required under the MH-LLC Operating Agreement) for Solitario to pledge its 80% interest in MH-LLC in connection with the Standby Debt Facility and to relieve Solitario of certain continuing payment obligations that Solitario was required to make on behalf of both members of MH-LLC. In return, Solitario has agreed to return for cancellation approximately 15.7 million common shares (19.6% of the issued and outstanding shares) of Ely Gold currently held by Solitario. The Consent Agreement is subject to acceptance by the TSX Venture Exchange (the “TSXV”).

Advisors and Legal Counsel

Maxit Capital LP acted as financial advisor to both Solitario and Ely Gold and provided fairness opinions to their respective boards of directors that, as of the date thereof and subject to the assumptions, limitations, and qualifications set out therein, the consideration to be received by breach of Solitario and Ely Gold pursuant to the Transaction is fair, from a financial point of view, to each of Solitario and Ely Gold.

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Solitario’s US legal counsel is Davis Graham & Stubbs LLP and Polsinelli PC, and its Canadian legal counsel is Fogler Rubinoff LLP. Ely Gold’s US legal counsel is Parsons Behle and Latimer LLP and its Canadian legal counsel is Holmes & King. Waterton’s US legal counsel is Parr Brown Gee and Loveless PC and its Canadian legal counsel is Davies Ward Phillips & Vineberg LLP.

About Solitario

Solitario is a precious and base metal exploration and royalty company. Recently, a significant focus of Solitario’s has been on financing and potentially developing the Mt. Hamilton gold project in Nevada. Solitario controls an 80% interest in Mt. Hamilton. Besides Solitario’s interest in Mt. Hamilton, Solitario also has a significant joint venture with Milpo Mining, Votorantim Metais’s 51%-owned affiliate, on its advanced Bongará high-grade zinc project in Peru. Additional information about Solitario is available at www.solitarioxr.com.

About Ely Gold

Ely Gold is focused on the acquisition and development of gold resources in Nevada, including its Green Springs property, 7 miles south of Mt. Hamilton. Ely Gold is traded on the TSXV. Additional information about Ely Gold is available online at www.elygoldandminerals.com.

About Waterton

Waterton is a leading mining-focused private equity firm dedicated to developing high quality precious and base metals projects located in stable jurisdictions. Waterton’s cross-functional, fully-integrated, in-house team of professionals have significant mining, financial and legal expertise. Waterton’s proactive approach to asset management, significant sector knowledge and ability to leverage extensive industry relationships has resulted in a strong track record of managing investments in the metals sector. Additional information about Waterton is available online at www.watertonglobal.com.

FOR MORE INFORMATION at SOLITARIO, CONTACT:

Debbie Mino-Austin Director – Investor Relations (800) 229-6827	Christopher E. Herald President & CEO (303) 534-1030

FOR MORE INFORMATION at ELY GOLD, CONTACT:

Steve Kenwood Director (604) 488-1104	Trey Wasser President & CEO (972) 803-3087

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FOR MORE INFORMATION at WATERTON, CONTACT:

Riyaz Lalani Bayfield Strategy, Inc. (416) 907-9365

This press release contains certain "forward-looking statements," as defined in the United States Private Securities Litigation Reform Act of 1995, and within the meaning of Canadian securities legislation, including statements relating to the sale of MH-LLC through the sale of Solitario and Ely’s combined membership interest in MH-LLC and the estimated proceeds of that sale.  Forward-looking statements are statements that are not historical fact. They are based on the beliefs, estimates and opinions of the Sellers’ managements on the date the statements are made and they involve a number of risks and uncertainties. Consequently, there can be no assurances that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. The Sellers undertake no obligation to update these forward-looking statements if their managements’ beliefs, estimates or opinions, or other factors, should change, unless required by law, including the rules and regulations of the NYSE MKT or the TSXV. The purchase and sale of the membership interests of MH-LLC is subject to a number of conditions, including requirements for shareholder and regulatory approvals. Accordingly, there can be no assurance that the Transaction will close.

Neither the NYSE MKT nor TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy and accuracy of this press release.

Additional Information and Where to Find It

This communication may be deemed to be a solicitation of proxies from Solitario’s shareholders in connection with the proposed Transaction. In connection with the proposed sale of Solitario’s interest in Mt. Hamilton, the Company intends to file a proxy statement and relevant documents with respect to a meeting of shareholders to be held in connection with the proposed transactions with the SEC. The definitive proxy will be mailed to the Company’s shareholders in advance of the meeting. Investors and security holders of the Company are urged to read the proxy statement and any other relevant documents filed with the SEC when they become available because they will contain important information about Solitario and the proposed Transaction. The proxy statement, when it becomes available, and any other documents filed by Solitario with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Solitario by sending a written request to Solitario Exploration & Royalty Corp. Attn: Corporate Secretary, 4251 Kipling St. Suite 390, Wheat Ridge, CO 80033, (303) 534-1030. Investors and security holders are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed asset sale.

Participants in the Solicitation

Solitario and its directors and executive officers may, under SEC rules, be deemed to be participants in the solicitation of proxies from Solitario’s shareholders in connection with the proposed Transaction. Information about the directors and executive officers, including their interests in the transactions, will be included in Solitario’s proxy statement relating to the proposed transactions when it becomes available.